(V22) Vanguard Index Funds - Vanguard Small-cap Index Fund
	Small-Cap Index Fund Equity Shares (Top 30)							Total NAV:	56,389,490,694
	(A) Names of Major Portfolio Equity Shares
								(As of the end of April 2016)
					Cost Basis (USD)		Market Value (USD)
No.	Name of Company	Country	Business	(# of Shares)	Price per	Total	Price per Share	Total	Investment Ratio
1.	Ingredion Inc.	US	Consumer Goods	1,476,177	70.96	104,745,486	115.09	169,893,211	0.30%
2.	Waste Connections Inc.	US	Industrials	2,513,033	40.01	100,543,620	67.28	169,076,860	0.30%
3.	Arthur J Gallagher & Co.	US	Financials	3,634,716	40.94	148,816,177	46.04	167,342,325	0.30%
4.	AGL Resources Inc.	US	Utilities	2,471,774	45.22	111,764,532	65.86	162,791,036	0.29%
5.	Valspar Corp.	US	Industrials	1,460,271	69.15	100,982,892	106.69	155,796,313	0.28%
6.	Duke Realty Corp.	US	Financials	7,102,435	16.54	117,461,780	21.87	155,330,253	0.28%
7.	Atmos Energy Corp.	US	Utilities	2,096,782	38.44	80,609,042	72.55	152,121,534	0.27%
8.	Westar Energy Inc.	US	Utilities	2,908,331	29.65	86,222,285	51.61	150,098,963	0.27%
9.	Mid-America Apartment Communities Inc	US	Financials	1,548,025	61.20	94,734,311	95.71	148,161,473	0.26%
10.	Regency Centers Corp.	US	Financials	2,004,515	54.03	108,305,043	73.70	147,732,756	0.26%
11.	Broadridge Financial Solutions Inc.	US	Industrials	2,440,449	28.26	68,961,809	59.84	146,036,468	0.26%
12.	Cadence Design Systems Inc.	US	Technology	6,269,979	11.92	74,732,755	23.19	145,400,813	0.26%
13.	Newfield Exploration Co.	US	Oil & Gas	3,976,503	27.67	110,031,091	36.25	144,148,234	0.26%
14.	Signature Bank	US	Financials	1,036,031	75.93	78,662,891	137.83	142,796,153	0.25%
15.	UGI Corp.	US	Utilities	3,530,787	26.37	93,108,297	40.24	142,078,869	0.25%
16.	HD Supply Holdings Inc.	US	Industrials	4,110,330	28.17	115,782,482	34.28	140,902,112	0.25%
17.	Huntington Ingalls Industries Inc.	US	Industrials	961,655	58.50	56,256,187	144.77	139,218,794	0.25%
18.	ITC Holdings Corp.	US	Utilities	3,136,612	29.30	91,899,214	44.07	138,230,491	0.25%
19.	RPM International Inc.	US	Basic Materials	2,728,228	27.69	75,552,512	50.53	137,857,361	0.24%
20.	MEDNAX Inc.	US	Health Care	1,926,593	37.18	71,636,966	71.29	137,346,815	0.24%
21.	Carlisle Cos. Inc.	US	Industrials	1,318,653	53.00	69,885,476	101.90	134,370,741	0.24%
22.	TECO Energy Inc.	US	Utilities	4,831,682	18.43	89,037,177	27.77	134,175,809	0.24%
23.	Teleflex Inc.	US	Health Care	855,047	76.17	65,131,083	155.78	133,199,222	0.24%
24.	Jack Henry & Associates Inc.	US	Industrials	1,620,000	36.47	59,080,664	81.03	131,268,600	0.23%
25.	Spirit AeroSystems Holdings Inc.	US	Industrials	2,783,627	24.87	69,232,076	47.15	131,248,013	0.23%
26.	Leggett & Platt Inc.	US	Consumer Goods	2,648,135	31.76	84,094,131	49.29	130,526,574	0.23%
27.	JetBlue Airways Corp.	US	Consumer Services	6,594,904	12.91	85,172,196	19.79	130,513,150	0.23%
28.	Packaging Corp. of America	US	Industrials	2,007,319	37.81	75,898,934	64.88	130,234,857	0.23%
29.	Omega Healthcare Investors Inc.	US	Financials	3,842,003	27.65	106,244,941	33.77	129,744,441	0.23%
30.	Middleby Corp.	US	Consumer Goods	1,177,471	48.03	56,555,554	109.64	129,097,920	0.23%